UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

_________________________________

Date of Report (Date of earliest event reported): August 2, 2016

AmerisourceBergen Corporation
(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)
_________________________________

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (   see   General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results of Operations and Financial Condition.

On August 2, 2016, AmerisourceBergen Corporation (the “Company”) issued a news release announcing the Company’s earnings for the fiscal quarter ended June 30, 2016. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Current Report, including the exhibit attached hereto as Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibit

99.1                        News Release of AmerisourceBergen Corporation dated August 2, 2016.

2

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date:	August 2, 2016	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Executive Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News Release of AmerisourceBergen Corporation dated August 2, 2016.

4

Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:                         Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS
THIRD QUARTER FISCAL YEAR 2016 RESULTS

VALLEY FORGE, PA, August 2, 2016 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2016 third quarter ended June 30, 2016, revenue increased 7.7 percent to $36.9 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share was $1.56 for the June quarter of fiscal 2016, an increase of 75.3 percent. Adjusted diluted earnings per share, which excludes items described below, increased 14.2 percent to $1.37 in the quarter.

“I am pleased with the solid performance we delivered in the June quarter,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “Our most recent acquisitions, MWI Veterinary Supply and PharMEDium, have made strong contributions, and our specialty group delivered excellent performance. We renewed our relationship with our largest health systems customer for an additional 5 years, and have made progress on our efforts to address the headwinds we face in AmerisourceBergen Drug Corporation.”

Below we present descriptive summaries of our GAAP quarterly results as well as our adjusted quarterly results. In the tables that follow, we present our GAAP results and GAAP to non-GAAP reconciliations. Refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Summary of GAAP Quarterly Results

•
Revenue: In the third quarter of fiscal 2016, revenue was $36.9 billion, up 7.7 percent compared to the same quarter in the previous fiscal year, reflecting an 8.0 percent increase in Pharmaceutical Distribution revenue, and a 2.8 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2016 third quarter was $1.1 billion, a 24.3 percent increase over the same period in the previous year, driven primarily by an increase in the gain from antitrust litigation settlements, a decrease in LIFO expense, and the addition of PharMEDium, which was acquired in November 2015. Gross profit as a percentage of revenue increased 40 basis points to 3.00 percent from the prior year quarter.

•
Operating Expenses: In the third quarter of fiscal 2016, operating expenses were $581.2 million, up 4.0 percent over the same period in the last fiscal year. Distribution, selling and administrative expenses increased by $17.3 million compared to the same period in the last fiscal year, primarily due to our November 2015 acquisition of PharMEDium and additional costs to support the revenue growth of our businesses, offset in part by the impact of certain expense reduction initiatives. Operating expenses as a percentage of revenue in the fiscal 2016 third quarter were 1.58 percent compared to 1.63 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2016 third quarter, operating income of $526.6 million was up 58.3 percent versus the prior year, driven by the increase in gross profit, which was offset in part by the increase in operating expenses. Operating income as a percentage of revenue increased 46 basis points to 1.43 percent in the fiscal 2016 third quarter compared to the previous year’s third quarter.

•
Interest Expense, Net: In the fiscal 2016 third quarter, net interest expense of $32.1 million was up 7.8 percent versus the prior year quarter due to the increase in borrowings to partially fund the acquisition of PharMEDium.

•	Tax Rate: The effective tax rate for the third quarter of fiscal 2016 was 29.6 percent, flat compared to the previous fiscal year’s third quarter.

•
Earnings Per Share: Diluted earnings per share was up 75.3 percent to $1.56 in the third quarter of fiscal year 2016 compared to $0.89 in the previous fiscal year’s third quarter, driven primarily by the increase in net income.

•
Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal year 2016 were 224.8 million, a 6.4 percent decline versus the prior year quarter due to share repurchases, net of the 2016 Warrants and stock option exercises.

Definition of Adjusted Results

The comments below compare adjusted results, which exclude:

•	Warrants (income) expense;

•	Gain from antitrust litigation settlements;

•	LIFO expense;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation and other expenses; and a

•	Pension settlement.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 warrant exercise.  We previously issued $600 million of 1.15% senior notes due in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•
Revenue: In the third quarter of fiscal 2016, revenue was $36.9 billion, up 7.7 percent compared to the same quarter in the previous fiscal year, reflecting an 8.0 percent increase in Pharmaceutical Distribution revenue, and a 2.8 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2016 third quarter was $1.1 billion, a 6.0 percent increase over the same period in the previous year, driven primarily by the addition of PharMEDium and the increase in revenue. Gross profit as a percentage of revenue decreased 5 basis points to 2.89 percent from the prior year quarter.

•
Adjusted Operating Expenses: In the third quarter of fiscal 2016, operating expenses were $574.0 million, up 4.1 percent over the same period in the last fiscal year. The increase in operating expenses in the quarter was primarily driven by the addition of PharMEDium and additional costs to support the revenue growth of our businesses, offset in part by the impact of certain expense reduction initiatives. Operating expenses as a percentage of revenue in the fiscal 2016 third quarter were 1.56 percent, compared to 1.61 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2016 third quarter, operating income of $493.2 million was up 8.4 percent versus the prior year, driven by the increase in gross profit, which was offset in part by the increase in operating expenses. Operating income as a percentage of revenue increased 1 basis point to 1.34 percent in the fiscal 2016 third quarter compared to the previous year’s third quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2016 third quarter, net interest expense of $30.0 million was up 8.4 percent versus the prior year quarter due to the increase in borrowings to partially fund the acquisition of PharMEDium.

•
Adjusted Tax Rate: The effective tax rate for the third quarter of fiscal 2016 was 32.8 percent, down from 35.3 percent in the previous fiscal year’s third quarter, reflecting a rate benefit resulting from the favorable impact of growth in our international businesses.

•
Adjusted Earnings Per Share: Diluted earnings per share was up 14.2 percent to $1.37 in the third quarter of fiscal year 2016 compared to $1.20 in the previous fiscal year’s third quarter, driven primarily by the increase in income before taxes and the lower effective tax rate.

•	Adjusted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal year 2016 were 228.6 million, a 1 percent decline versus the prior year quarter.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). PharMEDium is a component of ABDC. Other includes AmerisourceBergen Consulting Services (ABCS), World Courier, and MWI Veterinary Supply (MWI).

Pharmaceutical Distribution Segment

Pharmaceutical Distribution revenue was $35.4 billion, an increase of 8.0 percent compared to the same quarter in the prior year. ABDC’s revenue increased 6.5 percent, due primarily to solid organic sales growth including sales to Walgreens Boots Alliance, Inc. ABSG’s revenue increased 20.2 percent, which was driven by strong performance in our third party logistics business, in our oncology business (including an increase in sales to community oncologists), and by sales growth in our blood products, vaccine and physician office distribution businesses. Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue. Total intrasegment revenues were $2.0 billion and $1.6 billion in the quarters ended June 30, 2016 and 2015, respectively.

Segment operating income of $410.7 million in the June quarter of fiscal 2016 was up 8.7 percent compared to the same period in the previous year due to the addition of PharMEDium and strong performance in ABSG, offset in part by the impact of previously announced customer renewals in ABDC.

Other

Revenue in Other was $1.6 billion in the third quarter of fiscal 2016, an increase of 2.8 percent over the same period in the prior year as good performance in MWI and World Courier was offset by a decline in ABCS revenue. Operating income in Other increased 6.6 percent to $82.5 million in the third quarter of fiscal 2016, primarily driven by strong performance of MWI.

Fiscal Year 2016 Expectations on an Adjusted Basis

Looking ahead, we continue to expect our gross profit in the fourth quarter to be negatively impacted by the headwinds we identified in early May, but with the performance we achieved in the June quarter, we now expect fiscal year 2016 adjusted diluted earnings per share to be in the range of $5.52 to $5.57.

The Company continues to expect:

•	Revenue growth of approximately 8 percent;

•	Operating income growth in the range of 5 percent to 6 percent;

•	Effective tax rate of approximately 33 percent;

•	Free cash flow generation in the range of $1.9 billion to $2.1 billion; and

•	Capital expenditures in the $400 million range.

In addition, we now expect total share repurchases under our regular programs of approximately $350 million, as well as special share repurchases to satisfy previously disclosed hedging programs, all subject to market conditions.

Preliminary Fiscal Year 2017 Expectations on an Adjusted Basis

The Company also continues to expect that the headwinds that are impacting our fiscal 2016 will continue well into fiscal 2017, including a rate of deflation on generic products in the high single digit range. Adjusted diluted earnings per share in fiscal year 2017 is expected to grow in the range of 4 percent to 6 percent above the midpoint of our updated fiscal 2016 guidance. This expectation, as well as the other assumptions below, does not include any potential benefit from a change in the accounting for the excess tax benefits relating to share-based compensation, or any potential negative impact from proposed changes to reimbursement mechanisms under Medicare Part B.

Other assumptions underlying the preliminary expectations for financial performance in fiscal 2017 include:

•	Revenue growth slightly better than the overall market;

•	Incremental expenses related to information technology projects and infrastructure investments;

•	A slight decrease in the effective tax rate;

•	Free cash flow equal to or slightly below net income;

•	No contribution from new business that any of our customers may contribute as the result of business combinations; and

•	Regular share repurchases will offset dilution from employee stock option exercises and no dilution from the exercise of the 2017 Warrants.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on August 2, 2016. Participating in the conference call will be:

Steven H. Collis, Chairman, President & Chief Executive Officer
Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 326-1003. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the US, dial (800) 475-6701. From outside the US, dial (320) 365-3844. The access code for the replay is 397127.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in September:

•	Robert W. Baird Healthcare Conference on September 7, 2016, and

•	Morgan Stanley Global Healthcare Conference on September 13, 2016.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel in human and animal health. With over $140 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 19,000 people. AmerisourceBergen is ranked #12 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: competition; industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals, and price deflation in generics; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; changes in any of the economic models used by any of our suppliers to set pricing and/or other terms for the purchase of pharmaceuticals; interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen's cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and AmerisourceBergen, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement;  risks associated with the potential impact on AmerisourceBergen's earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreens Boots Alliance, Inc. (the "Warrants"); AmerisourceBergen's inability to fully implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock in accordance with the Warrants under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; increased federal scrutiny and qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of MWI and PharMEDium, or the inability to capture all of the anticipated synergies related thereto; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen's tax positions and/or AmerisourceBergen's tax liabilities or adverse resolution of challenges to AmerisourceBergen's tax positions; natural disasters or other unexpected events that affect AmerisourceBergen's operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; errors in the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited

	Three Months Ended June 30, 2016	% of Revenue	Three Months Ended June 30, 2015	% of Revenue	% Change

Revenue	$36,881,680		$34,233,556		7.7%

Cost of goods sold	35,773,817		33,342,092		7.3%

Gross profit [1]	1,107,863	3.00%	891,464	2.60%	24.3%

Operating expenses:
Distribution, selling and administrative	520,032	1.41%	502,744	1.47%	3.4%
Depreciation and amortization	92,687	0.25%	68,430	0.20%	35.4%
Warrants	(83,704)		(14,900)
Employee severance, litigation and other [2]	52,234		2,625
Total operating expenses	581,249	1.58%	558,899	1.63%

Operating income	526,614	1.43%	332,565	0.97%	58.3%

Other income	(2,158)		(1,534)

Interest expense, net	32,115		29,793		7.8%

Income before income taxes	496,657	1.35%	304,306	0.89%	63.2%

Income tax expense	146,854		90,143		62.9%

Net income	$349,803	0.95%	$214,163	0.63%	63.3%

Earnings per share:
Basic	$1.62		$0.98		65.3%
Diluted	$1.56		$0.89		75.3%

Weighted average common shares outstanding:
Basic	215,688		219,359		-1.7%
Diluted	224,802		240,236		-6.4%
 ________________________________________

1       Includes $121.0 million gain from antitrust litigation settlements and an $80.4 million LIFO expense charge in the three months ended June 30, 2016.  Includes a $158.7 million LIFO expense charge and $43.6 million gain from antitrust litigation settlements in the three months ended June 30, 2015.

2     Includes $34.6 million of employee severance and other costs, a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $0.5 million of deal-related transaction costs in the three months ended June 30, 2016.  Includes $2.3 million of deal-related transaction costs and $0.4 million of employee severance and other costs in the three months ended June 30, 2015.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2016	% of Revenue	Nine Months Ended June 30, 2015	% of Revenue	% Change

Revenue	$109,289,083		$100,491,425		8.8%

Cost of goods sold	106,141,012		97,935,686		8.4%

Gross profit [1]	3,148,071	2.88%	2,555,739	2.54%	23.2%

Operating expenses:
Distribution, selling and administrative	1,571,088	1.44%	1,361,678	1.36%	15.4%
Depreciation and amortization	265,437	0.24%	173,932	0.17%	52.6%
Warrants	(120,275)		1,109,211
Employee severance, litigation and other [2]	88,719		30,999
Pension settlement	47,607		—
Total operating expenses	1,852,576	1.70%	2,675,820	2.66%

Operating income (loss)	1,295,495	1.19%	(120,081)	-0.12%

Other (income) loss	(3,224)		11,185

Interest expense, net	96,107		70,081		37.1%

Income (loss) before income taxes	1,202,612	1.10%	(201,347)	-0.20%

Income tax (benefit) expense	(81,703)		297,827

Net income (loss)	$1,284,315	1.18%	$(499,174)	-0.50%

Earnings per share:
Basic	$6.12		$(2.27)
Diluted	$5.69		$(2.27)

Weighted average common shares outstanding:
Basic	209,898		219,689		-4.5%
Diluted [3]	225,646		219,689		2.7%
________________________________________

1  Includes a $274.3 million LIFO expense charge and $133.8 million gain from antitrust litigation settlements in the nine months ended June 30, 2016.  Includes a $453.9 million LIFO expense charge and a $65.1 million gain from antitrust litigation settlements in the nine months ended June 30, 2015.

2  Includes $40.2 million of employee severance and other costs, $18.3 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items) in the nine months ended June 30, 2016.  Includes $29.6 million of deal-related transaction costs (primarily related to professional fees with respect to the MWI acquisition) and $1.4 million of employee severance and other costs in the nine months ended June 30, 2015.

3  As a result of the net loss in the nine months ended June 30, 2015, stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance, Inc. were anti-dilutive.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,107,863	$581,249	$526,614	$32,115	$496,657	$146,854	$349,803	$1.56

Warrants income [1]	—	83,704	(83,704)	(2,155)	(81,549)	(29,709)	(51,840)	(0.25)

Gain from antitrust litigation settlements	(120,960)	—	(120,960)	—	(120,960)	(47,979)	(72,981)	(0.32)

LIFO expense	80,364	—	80,364	—	80,364	40,618	39,746	0.17

Acquisition-related intangibles amortization	—	(38,681)	38,681	—	38,767	18,484	20,283	0.09

Employee severance, litigation and other	—	(52,234)	52,234	—	52,234	22,177	30,057	0.13

Pension settlement	—	—	—	—	—	2,243	(2,243)	(0.01)

Adjusted Non-GAAP	$1,067,267	$574,038	$493,229	$29,960	$465,513	$152,688	$312,825	$1.37

Adjusted Non-GAAP % changes vs. prior year quarter	6.0%	4.1%	8.4%	8.4%	8.4%	0.6%	12.7%	14.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.00%	2.89%
Operating expenses	1.58%	1.56%
Operating income	1.43%	1.34%
 ________________________________________

1 A tax expense of approximately $31 million was recognized primarily related to the change in the fair value of the Warrants during the three months ended June 30, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2015
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$891,464	$558,899	$332,565	$29,793	$304,306	$90,143	$214,163	$0.89

Warrants income [1]	—	14,900	(14,900)	(2,159)	(12,741)	7,170	(19,911)	(0.05)

Gain from antitrust litigation settlements	(43,567)	—	(43,567)	—	(43,567)	(17,076)	(26,491)	(0.11)

LIFO expense	158,710	—	158,710	—	158,710	62,823	95,887	0.41

Acquisition-related intangibles amortization	—	(19,710)	19,710	—	19,941	7,831	12,110	0.05

Employee severance, litigation and other	—	(2,625)	2,625	—	2,625	856	1,769	0.01

Adjusted Non-GAAP	$1,006,607	$551,464	$455,143	$27,634	$429,274	$151,747	$277,527	$1.20

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.60%	2.94%
Operating expenses	1.63%	1.61%
Operating income	0.97%	1.33%

________________________________________

1 During the three months ended June 30, 2015, the amount of Warrants expense deductible for income tax purposes was based on the initial 2013 valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$3,148,071	$1,852,576	$1,295,495	$96,107	$1,202,612	$(81,703)	$1,284,315	$5.69

Warrants income [1]	—	120,275	(120,275)	(6,464)	(113,811)	414,273	(528,084)	(2.39)

Gain from antitrust litigation settlements	(133,758)	—	(133,758)	—	(133,758)	(52,389)	(81,369)	(0.36)

LIFO expense	274,305	—	274,305	—	274,305	107,438	166,867	0.73

Acquisition-related intangibles amortization	—	(108,611)	108,611	—	108,801	42,614	66,187	0.29

Employee severance, litigation and other	—	(88,719)	88,719	—	88,719	34,748	53,971	0.24

Pension settlement	—	(47,607)	47,607	—	47,607	18,646	28,961	0.13

Adjusted Non-GAAP	$3,288,618	$1,727,914	$1,560,704	$89,643	$1,474,475	$483,627	$990,848	$4.32	[2]

Adjusted Non-GAAP % changes vs. prior year period	11.7%	15.1%	8.1%	40.9%	7.7%	-2.6%	13.5%	14.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.88%	3.01%
Operating expenses	1.70%	1.58%
Operating income	1.19%	1.43%

________________________________________

1 The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitles it to an income tax deduction equal to the fair value of the Warrants on the date of exercise.  As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015.  A tax expense of approximately $44 million was recognized primarily related to the change in the fair value of the Warrants during the nine months ended June 30, 2016.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

 AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2015
	Gross Profit	Operating Expenses	Operating (Loss) Income	Interest Expense, Net	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income	Diluted Earnings Per Share

GAAP	$2,555,739	$2,675,820	$(120,081)	$70,081	$(201,347)	$297,827	$(499,174)	$(2.27)

Warrants expense [1]	—	(1,109,211)	1,109,211	(6,459)	1,115,670	21,468	1,094,202	4.86

Gain from antitrust litigation settlements	(65,050)	—	(65,050)	—	(65,050)	(25,403)	(39,647)	(0.17)

LIFO expense	453,878	—	453,878	—	453,878	177,249	276,629	1.20

Acquisition-related intangibles amortization	—	(34,478)	34,478	—	35,279	13,777	21,502	0.09

Employee severance, litigation and other	—	(30,999)	30,999	—	30,999	11,774	19,225	0.08

Adjusted Non-GAAP	$2,944,567	$1,501,132	$1,443,435	$63,622	$1,369,429	$496,692	$872,737	$3.79

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.54%	2.93%
Operating expenses	2.66%	1.49%
Operating income	-0.12%	1.44%
________________________________________

1 During the nine months ended June 30, 2015, the amount of Warrants expense deductible for income tax purposes was based on the initial 2013 valuation of the Warrants.  In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(In thousands)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Basic shares outstanding	215,688	219,359	209,898	219,689

Stock option, restricted stock, and restricted stock unit dilution	3,042	4,878	3,440	—

Warrant dilution	6,072	15,999	12,308	—

GAAP diluted shares outstanding	224,802	240,236	225,646	219,689

Warrant dilution [1]	(6,072)	(15,999)	(12,308)	—

Shares repurchased under special share repurchase programs, net [1]	9,849	7,060	15,926	5,669

Stock option, restricted stock, and restricted stock unit dilution [2]	—	—	—	4,968

Non-GAAP diluted shares outstanding	228,579	231,297	229,264	230,326
 ________________________________________

1 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the unexercised Warrants and the shares repurchased under special share repurchase programs, net of the weighted average number of shares issued related to the March 2016 Warrants exercise.

2 For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation due to the GAAP loss in the nine months ended June 30, 2015.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
WARRANTS COVERAGE INFORMATION
(In thousands)
(unaudited)

2017 Warrants Exercisable	22,697

Shares repurchased under special share repurchase programs through June 30, 2016	10,447

Shares expected to be repurchased under remaining Capped Calls [1]	13,620

Total repurchases	24,067

2017 Warrants Coverage	106%
________________________________________

1 Based on June 30, 2016 closing stock price of $79.32.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$35,373,725	$32,758,828	8.0%
Other	1,576,368	1,532,907	2.8%
Intersegment eliminations	(68,413)	(58,179)	17.6%

Revenue	$36,881,680	$34,233,556	7.7%

	Three Months Ended June 30,
Operating income	2016	2015	% Change
Pharmaceutical Distribution	$410,718	$377,771	8.7%
Other	82,511	77,372	6.6%
Total segment operating income	493,229	455,143	8.4%

Gain from antitrust litigation settlements	120,960	43,567
LIFO expense	(80,364)	(158,710)
Acquisition-related intangibles amortization	(38,681)	(19,710)
Warrants income	83,704	14,900
Employee severance, litigation and other	(52,234)	(2,625)

Operating income	$526,614	$332,565

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.25%	2.28%
Operating expenses	1.08%	1.12%
Operating income	1.16%	1.15%

Other
Gross profit	17.31%	17.01%
Operating expenses	12.07%	11.96%
Operating income	5.23%	5.05%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.00%	2.60%
Operating expenses	1.58%	1.63%
Operating income	1.43%	0.97%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.89%	2.94%
Operating expenses	1.56%	1.61%
Operating income	1.34%	1.33%

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2016	2015	% Change
Pharmaceutical Distribution	$104,734,137	$97,504,075	7.4%
Other	4,753,988	3,214,977	47.9%
Intersegment eliminations	(199,042)	(227,627)	-12.6%

Revenue	109,289,083	100,491,425	8.8%

	Nine Months Ended June 30,
Operating income (loss)	2016	2015	% Change
Pharmaceutical Distribution	$1,288,672	$1,256,747	2.5%
Other	272,032	186,688	45.7%
Total segment operating income	1,560,704	1,443,435	8.1%

Gain from antitrust litigation settlements	133,758	65,050
LIFO expense	(274,305)	(453,878)
Acquisition-related intangibles amortization	(108,611)	(34,478)
Warrants income (expense)	120,275	(1,109,211)
Employee severance, litigation and other	(88,719)	(30,999)
Pension settlement	(47,607)	—

Operating income (loss)	$1,295,495	$(120,081)

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.34%	2.41%
Operating expenses	1.11%	1.12%
Operating income	1.23%	1.29%

Other
Gross profit	17.67%	18.58%
Operating expenses	11.95%	12.78%
Operating income	5.72%	5.81%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.88%	2.54%
Operating expenses	1.70%	2.66%
Operating income (loss)	1.19%	-0.12%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	3.01%	2.93%
Operating expenses	1.58%	1.49%
Operating income	1.43%	1.44%

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$1,865,202	$2,167,442
Accounts receivable, net	8,984,533	8,222,951
Merchandise inventories	10,492,561	9,755,094
Prepaid expenses and other	114,959	189,001
Total current assets	21,457,255	20,334,488

Property and equipment, net	1,165,663	979,251
Goodwill and other intangible assets	8,986,106	6,123,944
Other long-term assets	305,219	298,474

Total assets	$31,914,243	$27,736,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,692,064	$20,886,439
Other current liabilities	1,305,191	679,309
Total current liabilities	23,997,255	21,565,748

Long-term debt	3,794,036	3,493,048

Other long-term liabilities	2,243,635	2,043,841

Stockholders’ equity	1,879,317	633,520

Total liabilities and stockholders’ equity	$31,914,243	$27,736,157

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2016	2015

Operating Activities:
Net income (loss)	$1,284,315	$(499,174)
Adjustments to reconcile net income (loss) to net cash provided by operating activities [1]	53,277	1,314,045
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(705,462)	(868,708)
Merchandise inventories [2]	(675,582)	(700,331)
Accounts payable, accrued expenses, and income taxes	1,812,329	3,530,780
Other	53,081	(16,347)
Net cash provided by operating activities	1,821,958	2,760,265

Investing Activities:
Capital expenditures	(310,178)	(157,089)
Cost of acquired companies, net of cash acquired	(2,731,356)	(2,606,524)
Cost of equity investments	(19,034)	—
Net proceeds from investment activity in available-for-sale securities	60,693	—
Other	(21,186)	18,974
Net cash used in investing activities	(3,021,061)	(2,744,639)

Financing Activities:
Net borrowings	914,822	1,753,291
Purchases of common stock [3]	(1,023,149)	(800,299)
Exercises of warrants	1,168,891	—
Exercises of stock options, including excess tax benefits	73,356	178,146
Cash dividends on common stock	(215,070)	(192,054)
Purchases of call options	—	(180,000)
Other	(21,987)	(28,040)
Net cash provided by financing activities	896,863	731,044

(Decrease) increase in cash and cash equivalents	(302,240)	746,670

Cash and cash equivalents at beginning of period	2,167,442	1,808,513

Cash and cash equivalents at end of period	$1,865,202	$2,555,183

________________________________________

1 Adjustments include non-cash Warrants (income) expense of ($120.3) million and $1,109.2 million for the nine months ended June 30, 2016 and 2015, respectively.

2 Merchandise inventories include LIFO expense of $274.3 million and $453.9 million for the nine months ended June 30, 2016 and 2015, respectively.

3 Includes purchases made under special share repurchase programs totaling $820.0 million that cash settled in the nine months ended June 30, 2016 (all under the call options).  Includes purchases made under special share repurchase programs totaling $555.7 million in the nine months ended June 30, 2015, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014. Additional purchases made in June 2015 under the special share repurchase programs totaling $14.3 million cash settled in July 2015.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures including (i) adjusted gross profit, (ii) adjusted operating expenses, (iii) adjusted operating income, (iv) adjusted interest expense, net, (v) adjusted income before income taxes, (vi) adjusted income tax expense, (vii) adjusted net income and (viii) adjusted diluted earnings per share. The preceding tables provide reconciliations of the financial measures calculated and presented in accordance with GAAP to the supplemental non-GAAP financial measures presented in this press release.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company's core operating performance. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP.

The Company does not provide forward-looking diluted earnings per share guidance on a GAAP basis as certain financial information is not available and cannot be reasonably estimated. For example, the expense or income we recognize related to Warrants is largely dependent on future changes in our stock price, which are out of the Company’s control and cannot be reasonably estimated. Additionally, our LIFO expense is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control and cannot be predicted with any reasonable certainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

###